Exhibit 99.2

Exhibit 99.2

Understanding You

HISTORY OF STRENGTH

Founded in 1904 in Tupelo, Mississippi, Renasant Bank is one of the South’s oldest financial institutions. During the past 10 years, Renasant has expanded into markets which include Memphis, TN (2004), Birmingham, Huntsville, and Decatur, AL (2005), Nashville, TN (2007), Northern Georgia (2010,) Tuscaloosa and Montgomery, AL (2011), Starkville, MS (2011), East Tennessee (2012) and the recently acquired territories of First M&F (2013).

REMAINING STRONG THROUGHOUT CRISIS AND CALM

While making solid loans, safeguarding deposits and providing personalized service might be boring traditional banking to some, it’s how Renasant has remained strong throughout both crisis and calm. This dedication to traditional community banking has also allowed Renasant to consistently pay dividends to shareholders during recent turbulent times.

PROVIDING EXTRAORDINARY SERVICE

With services including traditional banking, asset-based lending, wealth management, insurance, mortgage lending, trust services and many more, Renasant’s number one goal is to understand clients’ needs while providing extraordinary service.

Because of the quality of the employees and the size of the company, Renasant is well positioned to deliver all the products of a mega-bank but still have the personal touch of a community bank. At its core, Renasant is a bank that knows its clients by name and meets their needs through understanding.

LOOKING FORWARD

Building relationships, helping individuals, families and businesses reach their financial dreams, and supporting the communities Renasant serves has always been the company’s calling. Renasant has remained strong while others in the financial services industry faltered by holding to this calling and its time-tested conservative business model.

RENASANT LOCATIONS

800.680.1601

renasantbank.com

QUICK FACTS

Renasant Corporation is the parent company of Renasant Bank and Renasant Insurance, Inc.

The company has assets of approximately $5.75 billion as of September 30, 2014.

Renasant has more than 120 locations throughout Alabama, Georgia, Mississippi and Tennessee

Renasant’s common stock is traded on NASDAQ Stock Exchange under the symbol RNST.

Renasant Bank did not participate in the federal government’s Trouble Asset Relief Program (TARP).

A VARIETY OF PERSONAL AND

BUSINESS SERVICES

Checking, Savings and Money Market Accounts

Certificates of Deposit

IRAs and Health Savings Accounts

Loans and Lines of Credit

Online Banking, Bill Pay and Mobile Banking

Residential and Commercial Mortgages

Corporate Banking, Bill Pay and Mobile Banking

Treasury Management Services

Retail Brokerage Services*

Trust and Retirement Planning

Personal and Business Insurance*

facebook/renasantbank

@renasant

/user/RNSTTV

*Investment Services and Insurance Services Are:

Not FDIC-Insured

Not a Deposit

May Go Down in Value

Not Bank Guaranteed

Not Insured by Any Federal Government Agency

UPDATED 12/2014

Additional Information

Renasant and Heritage will be filing a joint proxy statement/prospectus, and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENASANT, HERITAGE AND THE PROPOSED MERGER. When available, the joint proxy statement/prospectus will be mailed to shareholders of both Renasant and Heritage. Investors will also be able to obtain copies of the joint proxy statement/prospectus and other relevant documents (when they become available) free of charge at the SEC’s Web site (www.sec.gov). In addition, documents filed with the SEC by Renasant will be available free of charge from Kevin Chapman, Chief Financial Officer, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, telephone: (662) 680-1450.

Renasant, Heritage and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Renasant and Heritage in connection with the proposed merger. Information about the directors and executive officers of Renasant is included in the proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 11, 2014. Information about the directors and executive officers of Heritage is included in the proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 25, 2014. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.